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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Asia Broadband, Inc.
Vancouver, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated March 26, 2004 relating to the consolidated financial statements of Asia Broadband, Inc. ("the Company"), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP
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BDO DUNWOODY LLP

Vancouver, Canada

August 20, 2004